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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2001

A.D.A.M., Inc.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation)	000-26962 (Commission File Number)	58-1878070 (IRS Employer Identification No.)
1600 RiverEdge Parkway, Suite 800, Atlanta, GA (Address of principal executive offices)	30328 (Zip Code)

Registrant's telephone number, including area code (770) 980-0888

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

    On December 3, 2001, under the terms of an Agreement and Plan of Merger (the "Agreement") by and among A.D.A.M., Inc. ("ADAM"), IM Acquisition Sub, Inc. and Integrative Medicine Communications, Inc. ("IMC"), ADAM completed the purchase of all of the outstanding common stock of IMC from the shareholders of IMC. The total purchase price for the shares was 470,000 shares of ADAM common stock.

    The description of the terms of the Agreement are qualified in their entirety by reference to the Agreement which is attached hereto as Exhibit 2.1.

    IMC is a privately held provider of science-based information on wellness and alternative medicine to healthcare professionals and consumers. With 2001 revenues of approximately $2 million, IMC, based in Newton, Massachusetts, is one of the leading providers of health information in the rapidly emerging field of integrative medicine. IMC's customer base is broad, and includes large hospital systems, prominent website destinations, and major pharmaceutical and managed care organizations. IMC's core product, Access 2.0, is a non-biased, peer-reviewed information database that bridges the gap between conventional and alternative medicine and provides a foundation for patients and consumers to dialog with their healthcare providers. Access 2.0 includes information on conditions and treatment modalities as well as herbal, supplemental and conventional medicine remedies.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

At the present time, it is impractical to provide the required financial statements for equitel as required by this Item 7 of Form 8-K. ADAM will file required financial statements under cover of Forms 8-K/A as soon as practicable, but no later than February 18, 2002 (60 days after this Report is required to be filed).
(b)	Pro forma Financial Information.

At the present time, it is impractical to provide the pro forma information relative to the acquisition of equitel as required by this Item 7 of Form 8-K. ADAM will file such required financial statements under cover of Form 8-K/A as soon as practicable, but not later than February 18, 2002 (60 days after this Report is required to be filed).
(c)	Exhibits:
2.1—	Agreement and Plan of Merger, dated as of December 3, 2001 by and among A.D.A.M., Inc., IM Acquisition Sub, Inc. and Integrative Medicine Communications, Inc.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

A.D.A.M., INC.
By:	/s/ ROBERT S. CRAMER, JR.
Robert S. Cramer, Jr. Chief Executive Officer

Dated: December 5, 2001

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of December 3, 2001 by and among A.D.A.M., Inc., IM Acquisition Sub, Inc. and Integrative Medicine Communications, Inc.

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SIGNATURES
EXHIBIT INDEX